UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): December 31, 2012 (November 6, 2012)

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3101 Western Avenue, Suite 600

Seattle, Washington 98121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 26, 2012, a Stipulation of Settlement (“Stipulation”) entered into as of November 6, 2012 between plaintiffs, Cell Therapeutics, Inc. (the “Company”) and certain of its current directors (collectively, the “Defendants”) was preliminarily approved by the U.S. District Court for the Western District of Washington. The Stipulation relates to the previously-disclosed consolidated shareholder derivative action litigation, In re Cell Therapeutics, Inc. Derivative Litigation, Case No. C10-564 MJP (the “Derivative Litigation”), pending in the U.S. District Court for the Western District of Washington. The derivative complaints allege that Defendants breached their fiduciary duties to the Company by making or failing to prevent the issuance of certain alleged false and misleading statements related to the U.S. Food and Drug Administration’s approval process for PixuvriTM (pixantrone dimaleate). The Derivative Litigation is described in more detail in the Stipulation and in the Company’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2012.

As set forth more fully in the Stipulation, if the settlement becomes final, among other things, (i) the claims against the Defendants will be dismissed with prejudice and released, by which the plaintiffs, the Company and its predecessors, successors, subsidiaries, affiliates, divisions and assigns and each of the Company’s shareholders will be forever barred from asserting against the Defendants any claims alleged by the derivative plaintiffs or arising from the settlement other than rights to enforce the terms of the settlement and judgement, and (ii) a payment by the Company of up to $1.3 million in attorneys’ fees and $75,000 in expenses to plaintiffs’ counsel as determined by the court, which the Company expects to be funded entirely by its insurance carriers.

Under the terms of the Stipulation, the Company would also be obligated to implement certain corporate governance measures, to be adopted by the Company’s Board of Directors (the “Board”) within 90 days after the effective date of the settlement, and maintain such measures for a minimum of four years from such effective date. The measures include the adoption of a resolution to hold “say on pay” shareholder votes every year rather than every three years; non-extension of the deadlines for certain equity-based incentive awards for directors past 2017; measures relating to the Company’s oversight of its Code of Business Conduct and Ethics, Corporate Governance Guidelines and Code of Ethics for Senior Officers; Insider Trading Policy changes; additional whistleblower procedures; the continued separation of the Chairman of the Board from the Chief Executive Officer and other corporate governance measures as set forth in the Stipulation.

The Defendants have denied and continue to deny each and all of the claims alleged by the plaintiffs in the Derivative Litigation. Nonetheless, the Defendants have agreed to the Stipulation to eliminate the uncertainty, distraction, burden and expense of further litigation.

The proposed settlement is subject to certain conditions and approvals, including, among other items, the approval of the settlement by the Board, including the corporate governance measures, and final court approval. Details regarding any proposed settlement will be communicated to stockholders of the Company as of November 6, 2012, prior to final court approval. At this time, there can be no assurance that the conditions to effect the settlement will be met or that the settlement of the Derivative Litigation will receive the required court and other approvals.

The foregoing summary of the Stipulation is qualified entirely by reference to Exhibit 10.1 of this Current Report on Form 8-K, the content of which is incorporated by reference herein. The Notice of Pendency and Proposed Settlement of Action is attached as Exhibit C to the Stipulation.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking” statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, regarding the prospective resolution of the Derivative Litigation. Such forward-looking statements are based on current expectations, are predictive in nature, and involve known and unknown risks and uncertainties that may cause the Company’s actual outcomes and results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the Derivative Litigation settlement will not be finalized or approved. If the settlement is not finalized, the ultimate resolution and the impact on the Company cannot be assessed. Whether or not the settlement is approved depends on various factors, including, but not limited to, the number of and reasons for any potential objections to the settlement. The Company can give no assurances that any results or events projected or contemplated by its forward-looking statements will in fact occur and the Company cautions you not to place undue reliance on these statements. The Company undertakes no duty to update these forward-looking statements to reflect any future events, developments or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Stipulation of Settlement, dated November 6, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: December 31, 2012	By:	/S/ JAMES A. BIANCO, M.D.
James A. Bianco, M.D.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Stipulation of Settlement, dated November 6, 2012.